Exhibit 99.2

HeartCore Enterprises, Inc. Announces Closing of $15.0 Million Initial Public Offering

NEW YORK, NY and TOKYO, JAPAN – February 14, 2022 – HeartCore Enterprises, Inc., (“HeartCore” or “the Company”), a leading software development company, today announced the closing of its initial public offering of 3,000,000 shares of its common stock (the “Common Stock”) at a public offering price of $5.00 per share, for aggregate gross proceeds of $15.0 million, before deducting underwriting discounts, commissions, and other offering expenses.

The Company’s Common Stock began trading on the Nasdaq Capital Market on February 10, 2022, under the symbols “HTCR”.

“On behalf of the management team, I would like to thank all of our employees, customers, partners, and stakeholders for partaking in our journey to become a publicly-traded, Nasdaq listed company,” said CEO Sumitaka Yamamoto. “We look forward to leveraging the benefits of being on a renowned exchange, as we aim to enhance our corporate profile within the institutional and broader investment community in the U.S.”

Boustead Securities, LLC acted as the sole managing underwriter and bookrunner for the initial public offering.

Anthony L.G., PLLC acted as legal counsel to HeartCore and Bevilacqua PLLC acted as legal counsel to Boustead Securities, LLC for the offering.

A registration statement on Form S-1, as amended (File No. 333-261984), relating to the Common Stock was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 9, 2022. This offering is being made only by means of a prospectus. A final prospectus relating to the offering was filed with the SEC on February 10, 2022 and is available on the SEC’s website at http://www.sec.gov. A copy of the final prospectus related to the offering may be obtained from Boustead Securities, LLC, via email: offerings@boustead1828.com or by calling 1 (949) 502-4408 or requested by standard mail at Boustead Securities LLC: Attn: Equity Capital Markets, 6 Venture, Suite 395, Irvine, CA 92618, USA.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

HeartCore Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and John Yi

HTCR@gatewayir.com

(949) 574-3860

About HeartCore Enterprises, Inc.

Headquartered in Tokyo, Japan, HeartCore Enterprises is a leading software development company offering Software as a Service (SaaS) solutions to enterprise customers in Japan and worldwide. The Company also provides data analytics services that allow enterprise businesses to create tailored web experiences for their clients through best-in-class design. HeartCore’s customer experience management platform (CXM Platform) includes marketing, sales, service and content management systems, as well as other tools and integrations, which enable companies to enhance the customer experience and drive engagement. HeartCore also operates a digital transformation business that provides customers with robotics process automation, process mining and task mining to accelerate the digital transformation of enterprises. Additional information about the Company’s products and services is available at www.heartcore.co.jp and https://heartcore-usa.com/.